Exhibit 15.1
[Conyers Dill & Pearman Letterhead]
26 June 2009

Focus Media Holding Limited	DIRECT LINE: 2842 9556 / 2842 9550
28-30/F Zhao Feng World Trade Building	E-MAIL: christopher.bickley@conyersdillandpearman.com
369 Jiangsu Road	/ brian.lee@conyersdillandpearman.com
Shanghai 100032	OUR REF: CB/BLHK/rc/M//873588/D#298646
China	YOUR REF:
Attention: Mr. Alex Yang
Dear Sirs:
We hereby consent to the reference to our firm under the heading “Taxation — Cayman Islands” in the annual report on Form 20-F for the fiscal year ended December 31, 2008 of Focus Media Holding Limited to be filed with the Securities and Exchange Commission on or about 29 June 2009.
Yours faithfully,
/s/ Conyers Dill & Pearman
Conyers Dill & Pearman